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Ingersoll Rand Records Charge for All Pending and Potential Asbestos-related Claims

Hamilton, Bermuda, January 11, 2008—Ingersoll-Rand Company Limited (NYSE: IR) announced today that it has taken a non-cash charge to earnings of discontinued operations of $449 million ($277 million after tax) relating to the company’s liability for all pending and estimated future asbestos claims through 2053. This charge results from an increase in the company’s recorded liability for asbestos claims by $538 million, from $217 million to $755 million, offset by a corresponding $89 million increase in its assets for probable asbestos-related insurance recoveries, which now total $250 million.

Prior to the fourth quarter of 2007, Ingersoll Rand recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The company did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its reserve because such costs previously were not reasonably estimable.

In the fourth quarter of 2007, the company again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. With the aid of an outside expert, the company has estimated its total liability for pending and unasserted future asbestos-related claims through 2053 at $755 million.

Further details can be found on the Form 8-K which the company filed today with the Securities and Exchange Commission.

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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2007.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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